EXHIBIT 99.1

Verso Announces Permanent Closure of its Wickliffe, Kentucky Paper Mill

MEMPHIS, Tenn. (April 5, 2016) - Verso Corporation (OTCPink: VRSZQ) today announced the closure of its paper mill located in Wickliffe, Kentucky. The mill has been idle since November 2015, the result of a continuing and accelerated decline in demand for the company's coated paper products and a significant influx of imports driven by the strength of the U.S. dollar relative to foreign currencies.
"After an exhaustive, but ultimately unsuccessful effort to find a buyer of our Wickliffe Mill, Verso has made the difficult decision to close the facility," said Verso President and CEO David J. Paterson. "A handful of potential buyers expressed interest in purchasing and continuing to operate the mill, but either offered an unrealistically low purchase price or ultimately chose not to pursue the purchase. The decision to close the Wickliffe Mill is aligned with Verso's long-held commitment to balance the supply of our products with our customers' demand for them, and is not related to the company's Chapter 11 proceedings," he said.
Approximately 310 Wickliffe Mill employees were furloughed when the mill was idled in November 2015, while a smaller group remained at the mill to maintain critical systems during the marketing process. Both groups of employees were notified in accordance with the Worker Adjustment and Retraining Notification (WARN) Act that their last day of employment with Verso is expected to be June 4. Represented employees will receive a severance allowance as outlined in a memorandum of agreement negotiated prior to the idling of the mill. Salaried employees will receive a severance allowance in accordance with Verso's established severance policy. Verso will continue to work closely with state and local officials to help Wickliffe Mill employees take full advantage of all available support resources.
"We know that the closure of the Wickliffe Mill will be a challenging and emotional experience for our employees and their families," Paterson said. "Verso is committed to treating them with fairness, dignity and respect during this difficult time. The closure of the mill is in no way a reflection on our Wickliffe team members, and I want to thank each and every one of them for their hard work and dedicated service to Verso and our customers."
In compliance with the WARN Act, Verso notified the state of Kentucky of the decision to close the mill. Notwithstanding the WARN notice, Verso also told state officials that although it was unable to sell the facility as an operating paper mill, it would welcome any assistance the state might provide in identifying a buyer that would continue to operate the facility, possibly for non-papermaking uses.

Shortly after the Wickliffe Mill was idled, Verso successfully qualified paper grades formerly manufactured there for production at other mills in the company's highly flexible manufacturing system, so the mill closure will have virtually no impact on Verso's customers. Verso will proceed immediately with all actions necessary to close the mill in a safe and environmentally responsible manner, with the shutdown expected to be complete by July 1. The final disposition of the mill is yet to be determined.
Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions, including Verso's ability to continue operating its business in the ordinary course. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including (a) the potential adverse impact of the Chapter 11 filings on Verso's liquidity or results of operations, (b) changes in Verso's ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to Verso's operations, (c) the outcome or timing of the Chapter 11 process, (d) the effect of the Chapter 11 filings on Verso's relationships with third parties and employees, (e) proceedings that may be brought by third parties in connection with the Chapter 11 process, (f) the Bankruptcy Court approval, (g) the increased administrative costs related to the Chapter 11 process, (h) Verso's ability to maintain adequate liquidity to fund operations during the Chapter 11 process and thereafter, and (i) other risks and uncertainties listed from time to time in Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media contact:
Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com

Investor contact:
901-369-4128
Investor.Relations@versoco.com